Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Arrow Financial Corporation

We consent to the incorporation by reference in the registration statement on Form S-3 of Arrow Financial Corporation relating to the Arrow Financial Corporation 2011 Employee Stock Purchase Plan, of our reports dated March 14, 2017 with respect to the consolidated statements of condition of Arrow Financial Corporation as of December 31, 2016 and 2015, and the related consolidated statements of income, comprehensive income, cash flows, and changes in shareholders’ equity for each of the years in the three-year period ended December 31, 2016, and the effectiveness of internal control over financial reporting as of December 31, 2016, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Albany, New York
August 9, 2017